Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended March 31, 2020

May 5, 2020

So-Yeon Jeong (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2020 third quarter financial results.  I am So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our executive vice president.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

Mike will begin with a review of business overview for the quarter.  Then, Stephen will provide a detailed segment report. After that, Yifan will continue witha review of financial results for the quarter and guidance for the next quarter. Then, we will have the question-and-answer session.

The earnings release was distributed by business wire today, May 5, 2020, after the close of market. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the call over to our CEO, Mike, to provide an overview of our business and the impact of COVID-19 pandemic.

Mike Chang (Chief Executive Officer)

Thank you, So-Yeon. Welcome, everyone, and thank you for joining us for our March quarter earnings call. I hope that all of you and your families are safe and healthy.

As we navigate the unprecedented challenges of this COVID-19 pandemic, we think it is important to update you on our business operations and how we are staying resilient.  Before we begin the usual review of quarterly results, I will take a few minutes to talk about the challenges and risks we face and our actions to mitigate them.

As I said on our last earnings call, our top priorityis the health and well-being of our employees and their families.  In addition to the mandatory measures enacted by federal, state and regional agencies, we proactively implemented precautionary measures and established operating guidelinesto safeguard our employees and their families.  As part of our business continuity plan, we instituted a “work-from-home” policy before it was mandatory.  This helped us mitigatethe impact of sudden disruptions to our operations,and ensured that our employees had full access to the connectivity infrastructure required to work remotely.  We are thankful that all 4,000 of our employees are currently safe and well, and our global operations are running.

In addition to safeguarding our employees, we are committed to fully supporting our customers during these trying times.  When we discussed our outlook for the March quarter back in early February, our guidance factored in an estimate of our lost production in China.  As it turned out, production in China was severely disrupted during February.  However, we were fortunate that we maintained partial production throughout the Lunar New Year holiday, during which we ran 24x7.  When more staff returned to work after the holiday, our employees went above and beyond their typical roles to ensure delivery of our products while complying withvarious governmental orders and managing logistical challenges. The Oregon fab also ran non-stop during the quarter.  Our diversified manufacturing footprint helped us quickly respond to shifting market demand.  Since March, our total production level has recovered significantly-- faster than we anticipated. Today I am pleased to report that we are running at levels we expected.

Obviously COVID-19 negatively impacted our customers. Some of them are recovering more slowly than others.  A few customers have factories located in the COVID-19 epicenters, while others are exposed to greater supply chain disruptions because they source numerous components to complete an entire kit of parts. Travel restrictions and logistical challenges also restricted our ability to support customers with demo boards, evaluation kits and design-in support.  With utmost dedication, we are working closely and creatively to support our customers in every way we can.  We are providing excellent service and meeting demand by being flexible and nimble with production schedules, thus demonstrating solidarity with our customers. At this stage, we are able to work around temporary disruptions to achieve our operating objectives. While visibility beyond the June quarter is very limited given the uncertainty of the impact of COVID-19, we are managing risks by optimizing product mix, vigilantly seeking new business opportunities and accelerating product time-to-market.

Against this backdrop, we reported an in-line March quarter with revenuewithin our guidance range. Yifan will provide details of our March quarter results later on the call.

Let me now touch on some key business highlights and what we are seeing in the current environment.

Even with the overall downturn in the economy, near-term end-demand for Computing and Gamingis very strong.  This is due to the shelter-in-place and social distancing mandates, which are driving the need for higher computing power for work-from-home activities, online learning and gaming. The computing industry has been expanding and transforming to support and connect businesses and individuals worldwide. While we have rapidly diversified into other applications such as mobile and home appliance, we remain a leader in power management, especially in the computing area.  Our unwavering commitment in the past years to our computing customers has rewarded us with much-welcomed business during this downturn. In difficult times like these, supporting customers through the uninterrupted supply of our products is more important than ever. Also noteworthy is that our Chongqing JV is starting to fulfill its purpose, as highlighted in our strategic plan for sustainable growth. Indeed, it has played a critical role in enabling us to meet the surging demand in the Computing market.

As you would expect, given the environment, we are prudently managing expenses.  We are reducing non-essential spending, while also pursuing strategic and critical R&D projects in order to expand our market reach and TAM.  Stephen is diligently working with our R&D team on these special projects, and he will provide more details later on the call.

Finally, I want to highlight that ourcore business is generating consistent and sustained cash flow.  Our balance sheet is strong! Yifan will provide you with more color on our cash position.

As I look at our performance in the quarter, I am both humbled by and proud of our amazing group of employees.  They delivered extraordinary performance with a strong sense of ownership and commitment, while sustaining a safe and healthy work environment.  We look forward to a gradual return to normality for our country, our industry and our economy.  The power semiconductor market is large and growing, and we are determined and committed to accomplish ourmission to rapidly expand andbecome a top-tier supplier in this market.

Now, I will turn the call over to Stephen for a detailed segment report.

Stephen Chang (Executive Vice President)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 44.2% of our total revenue in the March quarter. Revenue was down 2.9% sequentially and down 8.8% year-over-year. Starting inthe second half of March, we saw a rise in demand for our Computing products, especially for Notebook PCs. As a result of various stay-at-home orders by governments in response to the COVID-19 pandemic, PCs have become indispensable worldwide as more people are working from home and transitioning to distance learning. We don’t know how this demand picture will play out in the second half of this year, but at the moment we are optimizing our production mix to satisfy this surge in demand for the next quarter. Our Graphics card business has also been strong with both our high performance DrMOS and MOSFET Vcore solutions.  Graphics cards have been selling well as demand in both PC and gaming is up. We expect Computing to be strong in the June quarter, with mid-single-digit sequential growth.

Now turning to the Consumer segment, it represented 18.7% of total revenue in the March quarter.  Revenue decreased 5.3% sequentially and was down 2.9% year-over-year.  Our TV business was seasonally down in the March quarter but we now expect it to grow in the June quarter. We are very excited to share with you that AOS has achieved a strong design into an upcoming gaming system platform that is expected to launch later this year.  Our content in this gaming system has multiple sockets, including DrMOS and MOSFETs to power processors as well as Type C smart load switches and TVS surge protection devices to protect the controller ports.  Gaming systems feature higher resolutions and faster graphics along with plenty of software features, while still needing to meet energy efficiency, temperature, and safety requirements.  AOS won this design because our power solutions offer the high performance needed to keep the system operating coollyand efficiently.  Withthe ramp-up underway, we anticipate double-digit growth for the June quarter in the Consumer segment.

Next, let’s discuss the Power Supply and Industrial Segment. It accounted for 17.8% of total revenue, down 24.6% sequentially and down 10.3% year-over-year. COVID-19 market disruptions in China impacted our Power Supply/Industrial business during the March quarter. This was caused primarily by a drop in chargers and adapters used for smartphones and PCs. However, as China recovers, we expect to see a rebound in production and demand. The quick charger application has increasingly been migrating to higher power output-- from 18W to 24W and even up to 65W.  This performance-driven market opportunity comes with higher value content and fewer competitors, and is well-suited for our medium voltage products.  We expect a return to growth in the June quarter in this segment as the demand for notebooks chargers and smartphone quick chargers recovers.

Finally, let’s move on to the Communications segment, which was 18.1% of revenue in the quarter, down 8.5% sequentially but up 41.4% year-over-year.  The smartphone market was severely impacted by the COVID-19 pandemic, and the disruption in production and demand is spreading globally. While we don’t have clear visibility on the smartphone market in the near-term, we are seeing rebound in demand for our telecom business as 5G continues to roll out. We think we can maintain this segment’s revenue in the June quarter.

With that, I will now turn the call over to Yifan for additional comments and guidance.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the March quarter was $106.9 million, down 9.3% from the prior quarter and down 2.0% from the same quarter last year.

In terms of product mix, MOSFET revenue was $89.9 million, down 11.4% sequentially and flat year-over-year.  Power IC revenue was $15.7 million, up 7.1% from the prior quarter and down 11.0% from a year ago.  Assembly service revenue was $1.3 million as compared to $1.7 million last quarter and $1.5 million for the same quarter last year.

Non-GAAP gross margin for the March quarter was 27.5%, down from 28.3% for the prior quarter and up from 27.0% for the same period last year.  Non-GAAP gross margin excluded $0.4 million of share-based compensation charge for the March quarter, as compared to $0.4 million for the prior quarter and $0.5 million for the prior-year period.  Non-GAAP gross margin also excluded $6.6 million of production ramp-up costs related to the Chongqing Joint Venture (“JV Company”) for the March quarter, as compared to $8.5 million for the prior quarter and $3.4 million for the same quarter last year.

Non-GAAP operating expenses for the March quarter were $25.8 million, compared to $25.7 million for the prior quarter and $23.2 million for the same quarter last year. Non-GAAP operating expenses for the quarter excluded $2.5 million of share-based compensation charge, $2.1 million of legal costs related to the government investigation and $0.6 million impairment charge related to an investment in a privately held start-up company, as compared to $2.1 million of share-based compensation charge for the prior quarter, and $2.6 million of share-based compensation charge and $3.6 million of pre-production expenses related to the JV Company for the same quarter last year.   Both GAAP and Non-GAAP operating expenses included $3.1 million of digital power team expenses for the quarter, as compared to $3.0 million for the prior quarter and $2.3 million for the same quarter last year.  Our digital power development is also progressing well, and we are close to securing a design win at a graphics card maker.

Income tax benefit for the quarter was $1.0 million compared to tax expense of $0.6 million for both prior quarter and the same quarter last year.  The tax benefit was primarily driven by the tax relief from the CARES Act.

Non-GAAP EPS attributable to AOS for the quarter was 11 cents per share as compared to 23 cents for the prior quarter and 22 cents for the same quarter last year.

AOS on the stand-alone basis generated $29.5 million of operating cash flow in the March quarter, as compared to $12.5 million in prior quarter and $9.5 million in the same quarter last year.  Working capital management contributed $22.0 million in the quarter.  Cash flow used in operations attributable to the JV Company was $15.2 million for the March quarter, compared to $3.5 million for the prior quarter and $17.5 million for the same quarter last year.

Consolidated EBITDAS for the March quarter was $8.8 million, compared to $13.9 million for the prior quarter and $11.8 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $6.5 million as compared to $12.5 million for the prior quarter and $13.5 million for the same quarter last year.

Now let’s look at the balance sheet.

We completed the March quarter with cash and cash equivalents of $110.2 million, including $99.5 million at AOS and $10.7 million at the JV Company.  This compares to $107.2 million at the end of last quarter, which included $86.1 million at AOS and $21.1 million at the JV Company.  Our cash balance a year ago was $139.1 million, including $90.9 million at AOS and $48.2 million at the JV Company.

The bank borrowing balance at the end of March was $153.6 million, including $34.8 million at AOS and $118.8 million at the JV Company.  During the March quarter, AOS and the JV Company repaid $2.1 million and $6.6 million of the existing loans, respectively. The JV Company obtained $15.4 million working capital loans.  Subsequent to the quarter-end, the JV Company also entered into two loan agreements with local banks for a total of $50 million. We believe that this would be largely sufficient to achieve the Phase 1 plan at the JV Company.

Net trade receivables were $17.5 million, as compared to $33.9 million at the end of prior quarter and $28.4 million for the same quarter last year.  Day Sales Outstanding for the quarter were 22 days, compared to 28 days in the prior quarter.

Net inventory was $127.4 million at the quarter-end, up from $117.6 million last quarter and up from $107.9 million in the prior year.  Average days in inventory was 131 days for the quarter, compared to 114 days in the prior quarter.

Net Property, Plant and Equipment was $412.3 million, as compared to $416.1 million prior quarter and $391.6 million last year.  Capital expenditures were $16.8 million for the quarter, including $13.1 million at AOS and $3.7 million at the JV Company.  We estimate that the capital expenditure for AOS alone to be in the range of 8% to 9% of the total revenue for the fiscal year 2020.

Before I move onto the guidance for the next quarter, I would like to update you on the progressat the JV Company.  During the March quarter, the 12” fab and assembly and test facility performed better than we expected, considering the conditions of the COVID-19 outbreak in China.  Given this situation of the global pandemic and resulting economic recession, our visibility into overall market demand beyond the June quarter is very limited.  At this point, we are unable to determine when we can ramp up the 12” fab to its Phase 1 target run rate.  We will continue to monitor and evaluate market conditions closely and provide further guidance when we gain more visibility. For the June quarter, we expect the JV Company to increase production volumes sequentially to support our business growth opportunities as our Oregon fab is running at full capacity.

With that, now I would like to discussthe guidance for the next quarter.

We expect:
-	revenue to be between $117 million and $121 million.
-
GAAP gross margin to be 22.0%, plus or minus 1%.  We anticipate non-GAAP gross margin to be 26.5%, plus or minus 1%.  Note that non-GAAP gross margin excludes $0.4 million of estimated share-based compensation and $5.0 million of estimated production ramp-up costs relating to the JV Company.

-
GAAP operating expenses to be in the range of $29.0 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $25.7 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $3.2 million to $3.5 million of estimated expenses relating to the development of our digital power business.  Non-GAAP operating expenses exclude $1.0 million to $2.0 million of estimated professional fees related to the government investigation and $2.3 million of estimated share-based compensation.

-	income tax expense to be approximately $0.3 million to $0.5 million.
-
loss attributable to non-controlling interests to be around $2.7 million.  On a non-GAAP basis, excluding estimated production ramp-up costs relating to the JV company, this item is expected to be approximately $0.1 million.

As part of our normal practice, we are not assuming any obligation to update this information.

With that, we will open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements
This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding market segments and impact of COVID-19 pandemic on market demand; expectation with respect to  ramp up activities and Phase 1 target run rate at theChongqing Joint Venture and timeline for production and operation;; our ability and strategy to develop new products,; projected mid-term annual revenue target; our ability to obtain debt financing and working capital loans; expectation with respect to our digital power business; seasonality fluctuation in customer demand and market segments;; the execution of our business plan; international trade tension and geopolitical environment; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level;  and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed by AOS on August 23, 2019. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.